NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM ACHIEVES RECORD PRODUCTION IN SECOND QUARTER 2007 INCREASES FULL YEAR 2007 PRODUCTION GROWTH TARGET TO 27 PERCENT

HOUSTON, Texas - August 7, 2007 - Ultra Petroleum Corp. (NYSE: UPL) today announced financial and operating results for the second quarter of 2007. Highlights include:

•	Production increases to a record 30.5 Bcfe for second quarter 2007, up 57% over second quarter 2006, including a 63% increase for the period in Wyoming alone
•	Operating cash flow(1) for second quarter 2007 of $109.1 million, up 19% from second quarter 2006
•	Earnings in the second quarter were $49.1 million, or $0.31 per diluted share, essentially unchanged from the same period in 2006
•	Annual production guidance grows to 116.5 Bcfe, a 27% increase over 2006

Earnings for the second quarter ended June 30, 2007 were $49.1 million, or $0.31 per diluted share, essentially flat compared to $50.7 million, or $0.31 per diluted share for the same period in 2006. Operating cash flow(1) was $109.1 million, or $0.69 per diluted share for the second quarter 2007, an increase of 19% from $91.4 million, or $0.56 per diluted share for the same period in 2006.

Ultra’s natural gas and crude oil production for the quarter ended June 30, 2007 increased 57% to 30.5 billion cubic feet equivalent (Bcfe) compared to 19.5 Bcfe for the second quarter of 2006. The second quarter 2007 amount represents the largest quarterly production in the company’s history. Second quarter 2007 production in Wyoming alone, at the company’s core asset, increased 63% from the same period in 2006. Production for the second quarter 2007 is comprised of 26.6 billion cubic feet (Bcf) of domestic natural gas, 221.8 thousand barrels (MBbls) of domestic condensate, and 434.6 MBbls of crude oil from China. Domestic natural gas prices realized for the second quarter 2007, including the effects of hedging, were $4.38 per thousand cubic feet (Mcf), a decrease from $5.85 per Mcf for the same period in 2006. Domestic condensate prices were $65.15 per barrel (Bbl) compared to $69.72 per Bbl in the second quarter of 2006. China crude oil prices realized in the second quarter were $59.72 per Bbl, compared to $65.10 per Bbl in the second quarter of 2006.

“Our margins were resilient given the depressed Rockies natural gas prices during the quarter. At gas prices just over $4.00 per Mcf we achieved returns equivalent to many of our peers at $8.00 per Mcf. We achieved a net income margin of 31% and a cash flow margin of 70% for the quarter. Our all-in costs of $2.62 per Mcf is most likely the lowest in the industry and helps position us to continue our sector leadership in growth and returns,” commented Michael D. Watford, Chairman, President and Chief Executive Officer.

Ultra Petroleum Corp.
Second Quarter 2007 Results

Earnings for the six month period ended June 30, 2007 were $115.7 million, or $0.73 per diluted share, essentially flat from $118.1 million, or $0.72 per diluted share, for the first half of 2006. Operating cash flow(1) for the six month period increased to $242.5 million, or $1.52 per diluted share, up 17% from $207.5 million, or $1.27 per diluted share, for the same period in 2006.

Natural gas and crude oil production for the six month period ended June 30, 2007 increased to 59.0 Bcfe, compared to 39.6 Bcfe for the first six month period ended June 30, 2006, a 49% increase. Production for the first six months of 2007 is comprised of 51.4 Bcf of domestic natural gas, 415.3 MBbls of domestic condensate, and 852.2 MBbls of crude oil from China. Including the effects of hedging, realized domestic natural gas prices during the six month period were $5.13 per Mcf, compared to $6.49 per Mcf during the same period in 2006. Domestic condensate prices were $57.17 per Bbl compared to $66.07 per Bbl during the comparable 2006 period. China crude oil prices for the six months ended June 30, 2007 were $53.47 per Bbl compared to $59.33 per Bbl in 2006.

Operational Highlights

During the second quarter of 2007, there were 59 gross, 26.1 net new producing wells in Wyoming. For the first half of the year 90 gross, 44.1 net new wells were placed on production. On a net well basis, this represents a 275% increase in activity for the first six months of 2007 over the same period in 2006.

At quarter end in the Pinedale Field, Ultra had 12 operated rigs drilling while their partners were running an additional 12 rigs on Ultra interest lands. There were 33 gross, 11.4 net wells being completed or awaiting completion, largely consisting of wells drilled on Ultra’s non-operated winter pads and wells being batch drilled.

Since the beginning of the year, Ultra has 36 operated wells that were drilled from spud to total depth (TD) at an average of 40 days per well. This compares to the 61 days per well in 2006. Included in the second quarter drilling results is the fastest drill time yet - from spud to TD in 23 days.

"This continued improvement in drilling time illustrates that the initiatives we instituted late last year are paying off. With this improvement, we have begun to accelerate our drilling program in advance of the SEIS approval. This will also provide Ultra with a jump in having production ready to go when the Rockies Express Pipeline becomes operational on January 1, 2008," commented Watford.

Ultra's ongoing delineation drilling program has continued during the second quarter with five additional delineation wells reaching TD during the quarter. Early indications are that all have met or exceeded our production expectations. At this time the company plans to drill an additional 13 delineation wells prior to year-end.

In June 2007, the Wyoming Oil and Gas Conservation Commission approved Ultra’s application, filed jointly with Shell, for 10-acre well density on an approximate 11.3 additional square miles in the Pinedale Field. Ultra owns an interest in approximately 71% of these lands.

Ultra Petroleum Corp.
Second Quarter 2007 Results

Rockies Express Pipeline Update

The Federal Energy Regulatory Commission (FERC) has approved the construction of all seven segments of the Rockies Express Pipeline (REX). REX is expected to be operational on January 1, 2008. Once operational, REX will move natural gas from the Rockies to the Midwest and eventually the Northeast and is expected to significantly increase the take-away capacity for natural gas in the Rockies by an approximate 27%, allowing Ultra to diversify away from the West Coast markets. Ultra, an anchor shipper on REX, has committed to firm capacity of 200 Mmcf per day of natural gas. The increased capacity represented by REX to the Midwest and eventually Northeast, will have a positive impact on Wyoming natural gas prices as evidenced by forward price quotes.

Production and Capital Budget Update

Ultra revised its annual natural gas and crude oil production guidance for 2007 to 116.5 Bcfe, up from 2007’s original guidance of 110.0 Bcfe and from the first quarter’s revised guidance of 114.0 Bcfe. The current annual production guidance is a 27% increase from 2006 annual production of 91.6 Bcfe. Ultra is re-affirming preliminary guidance for 2008 and 2009 of 135.0 Bcfe and 160.0 Bcfe, respectively.

The company’s plan to accelerate development of the Pinedale Field is commencing. Total net wells to Ultra planned to be drilled in 2007 has increased from 75 at the beginning of the year to 95 today, a 27% increase in net wells. Ultra’s capital expenditure budget will be increased 23% to $740 million from the previous $600 million. The company plans to fund the 2007 capital budget by a combination of cash on hand and its current banking facility.

“Our new production target for 2007, reflecting a 27% increase over 2006, assumes no production contribution from our China asset in the fourth quarter and continued shut-ins by another Pinedale operator impacting us through the end of the year. With the expanding productivity of our rig fleet, we are increasing the number of wells we will drill in 2007 and correspondingly our capital budget,” commented Watford.

Share Repurchase Activity

During the six months ended June 30, 2007, Ultra repurchased 703,571 shares of its common stock for an aggregate $39.0 million dollars at a weighted average price of $55.48 per share. Since the program’s inception in May 2006, the company has repurchased 4.7 million shares of its common stock for an aggregate $237.3 million at a weighted average price of $50.48 per share. Total shares outstanding as of June 30, 2007 for Ultra were 151,892,002.

Hedging

Through August 3, 2007, Ultra had the following open commodity derivative contracts to manage price risk on a portion of its natural gas production whereby the company receives the fixed price and pays the variable price. All prices are Northwest Pipeline Rockies basis.

Ultra Petroleum Corp.
Second Quarter 2007 Results

Type	Remaining Contract Period	Volume - mmbtu/day	Average Price / mmbtu
Swap	Aug 2007 - Dec 2007	10,000	$4.59
Swap	Apr 2008 - Oct 2008	10,000	$7.10
Swap	Apr 2008 - Oct 2008	10,000	$7.12
Swap	Apr 2008 - Oct 2008	10,000	$7.16

At this time, Ultra has the following fixed price physical delivery contracts in place on behalf of its interest and those of other parties. All fixed price contracts are at the Opal, Wyoming hub.

Contract Period	Volumes mmbtu/day	Average Price per Mcf/mmbtu
Apr 2007 - Oct 2007	40,000	$6.73 Mcf/$6.20 mmbtu
Jan 2008 - Dec 2008	100,000	$7.41 Mcf/$6.83 mmbtu
Apr 2008 - Oct 2008	30,000	$7.73 Mcf/$7.13 mmbtu
Jan 2009 - Dec 2009	10,000	$8.15 Mcf/$7.51 mmbtu

Subsequent to Quarter-End

On August 3, 2007, the company’s common stock began trading on the New York Stock Exchange under the ticker symbol “UPL”.

Mr. James C. Roe retired from the Board of Directors on August 6, 2007. He served as a Director for Ultra since 2001.

“Over the past six years, Jim has been instrumental in shaping Ultra into the successful company that it is today. All of us at Ultra wish him the best in his retirement,” commented Watford.

Conference Call Webcast Scheduled for August 8, 2007

Ultra Petroleum’s second quarter 2007 conference call will be available via live audio webcast at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) on Wednesday, August 8, 2007. To listen to this webcast, log on to www.ultrapetroleum.com. The webcast will be archived on Ultra Petroleum’s website through October 8, 2007.

About Ultra

Ultra Petroleum Corp. is an independent, exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming - the Pinedale and Jonah Fields. Ultra is listed on the New York Stock Exchange under the symbol “UPL”. The Company had 151,892,002 shares outstanding as at June 30, 2007.

This release can be found at http://www.ultrapetroleum.com

For further information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com

Ultra Petroleum Corp.
Second Quarter 2007 Results

Ultra Petroleum Corp.
Consolidated Statement of Operations
(unaudited)
All amounts expressed in US$000's

	For the Six Months Ended		For the Quarter Ended
	30-Jun-07	30-Jun-06	30-Jun-07	30-Jun-06
Volumes
Oil liquids (Bbls) - Domestic	415,327	254,310	221,820	125,899
Oil crude (Bbls) - China	852,154	851,255	434,569	385,110
Natural Gas (Mcf) - Domestic	51,417,039	32,962,616	26,597,603	16,431,357
MCFE	59,021,925	39,596,006	30,535,937	19,497,411

Revenues
Oil sales - Domestic	$23,743	$16,803	$14,451	$8,777
Oil sales - China	45,567	50,503	25,951	25,072
Natural Gas sales - Domestic	263,705	213,837	116,420	96,044
Total Revenues	333,015	281,143	156,822	129,893

Expenses
Production Costs - Domestic	10,251	4,807	5,574	2,398
Production Costs - China	5,609	4,714	2,982	1,926
Severance/Production Taxes - Domestic	32,207	26,674	14,694	12,049
Severance/Production Taxes - China	5,125	5,365	3,514	4,093
Gathering Fees	13,473	8,112	6,980	4,363
Total Lease Operating Costs	66,665	49,672	33,744	24,829

DD&A - Domestic	62,220	30,633	32,591	15,377
DD&A - China	11,043	6,055	5,648	2,671
General and administrative	4,101	7,392	2,103	3,190
Stock compensation	2,842	524	1,572	524
Total Expenses	146,871	94,276	75,658	46,591
Interest and other income	636	1,344	309	770
Interest and debt expense	6,921	311	4,221	139

Net income before income taxes	179,859	187,900	77,252	83,933

Income tax provision - current	12,254	17,623	6,743	11,087
Income tax provision - deferred	51,945	52,128	21,440	22,171

Net Income	$115,660	$118,149	$49,069	$50,675

Operating Cash Flow (see non-GAAP reconciliation)	$242,515	$207,489	$109,125	$91,418

Ultra Petroleum Corp.
Second Quarter 2007 Results

Weighted Average Shares - Basic	151,975	155,222	152,022	155,223
Weighted Average Shares - Diluted	159,056	163,115	158,992	162,966

Earnings per Share - Basic	$0.76	$0.76	$0.32	$0.33
Earnings per Share - Diluted	$0.73	$0.72	$0.31	$0.31

Realized Prices
Oil liquids (Bbls) - Domestic	$57.17	$66.07	$65.15	$69.72
Oil crude (Bbls) - China	$53.47	$59.33	$59.72	$65.10
Natural Gas (Mcf) - Domestic	$5.13	$6.49	$4.38	$5.85

Costs Per MCFE - Corporate
Lease Operating Costs	$1.13	$1.25	$1.11	$1.27
DD&A	$1.24	$0.93	$1.25	$0.93
General and administrative - total	$0.12	$0.20	$0.12	$0.19
Interest and debt expense	$0.12	$0.01	$0.14	$0.01
	$2.61	$2.39	$2.62	$2.40

Segment Costs Per MCFE
United States
Production Costs	$0.19	$0.14	$0.20	$0.14
Severance/Production Taxes	$0.60	$0.77	$0.53	$0.70
Gathering Fees	$0.25	$0.24	$0.25	$0.25
DD&A	$1.15	$0.89	$1.17	$0.89
	$2.19	$2.04	$2.14	$1.99
China
Production Costs	$1.10	$0.92	$1.14	$0.83
Severance/Production Taxes	$1.00	$1.05	$1.35	$1.77
DD&A	$2.16	$1.19	$2.17	$1.16
	$4.26	$3.16	$4.66	$3.76

Note: Amounts on a per MCFE basis may not total due to rounding.

Margins
Pre-tax income	54%	67%	49%	65%
Net Income	35%	42%	31%	39%

Operating segment margins
United States	81%	83%	79%	82%
China	76%	80%	75%	76%

Ultra Petroleum Corp.
Second Quarter 2007 Results

Ultra Petroleum Corp.
Reconciliation of Cash Flow from Operations Before Changes in Non-Cash Items and Working Capital
(unaudited)
All amounts expressed in US$000's

(1) Operating cash flow is defined as net cash provided by operating activities before changes in non-cash items and working capital. Management believes that the non-GAAP measure of operating cash flow is useful as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP.

The following table reconciles cash flow from operations before changes in non-cash items and working capital with net cash provided by operating activities as derived from the company’s financial information.

	For the Six Months Ended		For the Quarter Ended
	30-Jun-07	30-Jun-06	30-Jun-07	30-Jun-06
Net cash provided by operating activities	$257,826	$237,711	$107,304	$105,930
Excess tax benefit from stock based compensation	$11,548	$8,058	$8,542	$5,034
Other	$(43)	$-	$(43)	$-
Accounts payable and accrued liabilities	$(46,349)	$(28,198)	$(20,527)	$(28,467)
Prepaid expenses and other current assets	$(3,019)	$(15)	$(110)	$(7)
Accounts receivable	$18,498	$(3,677)	$6,216	$5,223
Inventory	$(106)	$(794)	$(25)	$(83)
Restricted cash	$1,207	$1	$649	$-
Deferred revenue	$-	$(780)	$-	$(780)
Other long-term obligations	$1,748	$(1,092)	$7,189	$5,323
Taxation payable	$1,205	$(3,725)	$(70)	$(755)
Cash flow from operations before changes
in non-cash items and working capital	$242,515	$207,489	$109,125	$91,418

These statements are unaudited and subject to adjustment.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC. These risks and uncertainties include increased competition, the timing and extent of changes in prices for crude oil and natural gas, particularly in Wyoming, risks inherent in operations in China, the timing and extent of the Company’s success in discovering, developing, producing and estimating reserves, the effects of weather and government regulation, availability of oil field personnel, services, drilling rigs and other equipment, and other factors listed in the reports filed by the Company with the SEC. Full details regarding the selected financial information provided above will be available in the Company’s Report on Form 10-Q for the quarter ended June 30, 2007.

Ultra Petroleum Corp.
Second Quarter 2007 Results